United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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1st Source Corporation
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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS
OF 1st SOURCE CORPORATION
TO BE HELD ON APRIL 21, 2016
The following information supplements and amends the definitive proxy statement (the “Proxy Statement”) of 1st Source Corporation (“we,” “our,” “us,” or the “Company”) furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined in the Supplement have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “Commission”) and may be sent to shareholders commencing on April 4, 2016.
THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
Supplemental Disclosure Concerning Proposal 2 – Approval of Amended 1982 Executive Incentive Plan (the “EIP Plan” or “Plan”).
Proxy advisor Glass Lewis recently recommended a vote “against” approval of the amended EIP Plan described in our Proxy Statement. Glass Lewis concluded that “the plan failed just enough of our criteria to fail.” Glass Lewis cited two concerns. The first is a provision Glass Lewis suggested empowers our Executive Compensation and Human Resources Committee (“Committee”) to adjust annual awards under the EIP Plan after a performance period ends by up to 25%; and the other is a provision that caps the shares issuable under the Plan during a year at 2% of outstanding shares. As to the first of these issues, we have carefully reviewed Glass Lewis’ comments and believe that Glass Lewis has misinterpreted the Plan and its finding is erroneous, as further explained below. The second provision, limiting shares issuable under the Plan, is not new. It has previously been approved by shareholders and has been part of the EIP Plan for over 5 years. We believe Glass Lewis’ criticism disregards the Plan provisions as a whole that place very effective limits on shares that can be issued under the Plan, the extremely limited dilutive effect of the EIP Plan in practice over many years, as well as the practical necessity under current tax laws that we return to shareholders at least every 5 years to confirm approval of the Plan.
The Setting of Plan Goals and Awards
The first concern of Glass Lewis is simply a misreading of the terms of the Plan. Glass Lewis stated:
“We also find that the plan allows the administrator to adjust the bonus award up or down by 25% based on a participant’s individual performance and attainment of the performance goals. While this is preferable to being able to adjust performance goals, we feel that both the goals and the award amounts should be determined before the performance period begins and should not be allowed to be altered.”
There is nothing in the EIP Plan that corresponds to this assertion by Glass Lewis. In fact, goals and the factors that determine award amounts for each participant are set at the beginning of each calendar year. We believe that Glass Lewis’ assertion must relate to the operation of the 25% cap on the “Company Performance Factor” in Section 5(c) of the Plan. Glass Lewis has grossly misinterpreted that provision.
The Corporate Performance Factor is simply the percentage by which reported net income exceeds or falls short of the Company’s budgeted net income established at the beginning of the year, multiplied by 2.5. It automatically adjusts the base bonus level for all participants before individual performance factors are applied to determine the final amount of each participant’s annual award. By way of example, if reported net income at the end of the year exceeded budgeted net income by 5%, then the Corporate Performance Factor would be 12.5% (2.5 X 5% = 12.5%). This can just as easily result in a negative adjustment if the Company fails to meet budget. Any upward adjustment resulting from application of the Company Performance Factor cannot exceed 25% (actual net income of 10% over budget, times 2.5). There is no floor for a downward adjustment if actual net income falls short of budgeted net income. In any event, the determination of the Corporate Performance Factor is a mathematical determination and is not tied or related to any participant’s individual performance or attainment of individual performance goals.1

1The Plan does permit the Committee to make adjustments to reported net income as part of the calculation of the Company Performance Factor to account for extraordinary impacts, positive or negative, that were not in control of nor could be foreseen by the Participants, or that were caused by actions undertaken for the long-term benefit of the shareholders and that are not considered “normal operating activities.” This helps ensure that actual net income used to determine the Corporate Performance Factor component of awards is directly comparable to budget, not artificially affected by extraordinary events, and that awards reflect the plan intent of holding participants responsible for budget objectives. Historically, the Committee has made such adjustments sparingly for unusual or one-time items to prevent distortion of the true, substantive or normalized earnings of the Company.

As further illustration and as described in the proxy statement, our reported net income for 2015 was 1.5% under budget. This resulted in a negative Corporate Performance Factor of -3.7% (2.5 x 1.5% = 3.7%). The base bonus for all participants was adjusted down by the negative 3.7% (before applying other factors set at the beginning of the year for each participant that determined the final amount of each participant’s awards).
The Company Performance Factor serves to hold all participants accountable for the performance of the enterprise as a whole against our budgeted net income target for the year. While the Committee has discretion whether to employ the Company Performance Factor (and has uniformly done so for many years), the resulting effect on awards applies uniformly and automatically to all annual awards under the Plan. The Committee does not have discretion to apply the Corporate Performance Factor or decide not to employ it selectively to vary an annual award for a participant based on the participant’s individual performance and attainment of performance goals. Moreover, nowhere does the Plan provide discretion for the Committee to deviate from the criteria set for an individual participant at the beginning of the year and adjust the participant’s annual awards by 25% or any other amount after the fact.
The 2% Share Maximum
We recognize and respect that, because of the potential dilutive effects of stock awards under any equity incentive plan, our shareholders should have a voice with respect to the number of shares that might be awarded under any such plan. The EIP Plan limits that number to 2% of 1st Source’s outstanding stock as of the beginning of each year. Because this provision does not include an absolute cap on the number of shares issuable under the EIP Plan, Glass Lewis criticizes it as an “evergreen” provision. Glass Lewis expresses the view that such provisions “have the effect of reducing or eliminating the need for management to come back to shareholders to authorize additional stock for the equity-based compensation program.” While we of course agree with Glass Lewis’ general policy in this regard, we believe Glass Lewis’ criticism in this case reflects an indiscriminate application of the policy and disregards multiple practical considerations that demonstrate the EIP Plan is not used for excessive share issuances and has in fact been and will continue to be subjected to reasonable periodic shareholder review.
The 2016 annual meeting marks the second time in five years that shareholder approval of the EIP Plan (with its 2% share cap) has been solicited.

•	At the 2011 Annual Meeting, the EIP Plan (including the same share cap provision Glass Lewis now criticizes) was approved by shareholders.

•
Now at the 2016 annual meeting we are seeking re-approval of the plan for purposes of ensuring deductibility of compensation paid under the plan pursuant to IRC Section 162(m) and to ratify certain plan modifications, most of which are protective of shareholders.

In addition, we received no criticism of this plan provision in 2014 in connection with our last “say on pay” vote where over 85% of votes cast were favorable.
As a practical matter, because the EIP Plan features compensation components other than equity components (that are automatically deemed “performance based”) to satisfy the requirements of IRC Section 162(m) and ensure tax-deductibility of payments under the Plan, we must seek re-approval by shareholders at least every five (5) years2. We believe five years is a reasonable frequency for shareholder re-approval and affords shareholders reasonable opportunity to monitor share issuances under the plan and withhold re-approval if they are deemed excessive.
Furthermore, the actual dilutive effect of issuances under the EIP Plan is materially mitigated by the Plan itself. The vast majority of the shares issued under the Plan are highly restricted “book value” shares. Recipients can only sell the book value shares back to 1st Source at the most recent year-end book value.  Book value shares under the EIP Plan can never be publicly traded, only returned to the Company for cash, and are accordingly more akin to a phantom equity instrument than actual stock. In addition, book value shares are subject to forfeiture over five years following grant. Eventually, all book value shares under the EIP Plan are either forfeited or redeemed, materially mitigating the long-term dilutive impact of the Plan. In fact, average grants of book value shares under the Plan over the past 13 years (including shares granted in early 2016 for 2015 performance) have been quite modest and far less than the 2% annual limit:

◦	Gross grants have averaged approximately .27% of currently outstanding shares.

2We further note that Nasdaq Listing Rule 5635(c) only requires re-approval of equity plans of this type at least every 10 years.

◦	Net grants (reduced for forfeitures and share repurchases) have averaged approximately .06% of currently outstanding shares.

◦	Net issuances of all equity awards under the EIP Plan since 2011 when the plan was last approved by shareholders (5 years) represent approximately 1.6% of currently outstanding shares.
In view of these facts and practical considerations, we do not believe that the share cap provision in the EIP Plan - which has been a part of the Plan for years - conflicts with the principles supporting Glass Lewis policy on so-called “evergreen” provisions, and we certainly do not believe that any concerns regarding this existing Plan provision justify a vote against re-approval of the Plan.
Failure of shareholders to re-approve the EIP as modified will leave the current plan intact. New provisions intended to add specificity to Committee discretion and performance compensation factors, which are more protective of shareholders, will not become effective. Accordingly, we do not believe a vote against the EIP Plan is in the best interests of shareholders or 1st Source.
The EIP Plan has been a part of our compensation structure since 1982. We have not received expressions of concern regarding the share cap provision from any shareholders since it was added to the plan with shareholder approval. We will, however, be attentive to any such communications we receive from our shareholders so that the Committee can evaluate whether a further modification to the Plan limitation is called for.
Conclusion
We continue to encourage all shareholders to vote their shares at the annual meeting in favor of the EIP Plan. We invite you to read the Proxy Statement for more information regarding the reasons the Board recommends a vote “FOR” Proposal 2, Approval of the Amended 1982 Executive Incentive Plan.
We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.
April 4, 2016